Exhibit 99.1

Pier 1 Imports, Inc. Announces December Sales Results

FORT WORTH, Texas--(BUSINESS WIRE)--January 6, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today reports December sales results for the five-week period ended January 1, 2011.

December Highlights

  Comparable store sales increase of 10.3% compared to last year’s increase of 8.6%
  Comparable store sales were driven by increases in traffic, conversion rate and average ticket
  Merchandise margins were strong in December with less promotional and clearance pricing compared to last year

The Company reported that December comparable store sales increased 10.3% for the five-week period ended January 1, 2011 compared to last year’s reported comparable store sales increase of 8.6% for the five-week period ended January 2, 2010.

Alex W. Smith, President and Chief Executive Officer, commented, “We are pleased with the strength in our December holiday sales results – traffic, conversion and average ticket were all up over last year and continue to be the forces driving our sales increases. Merchandise margins remained strong in December due to less promotional and clearance pricing than last year. We now expect merchandise margins to be at least 57.5% of sales for the fourth quarter, up from our previous expectation of 57.0% of sales. Looking forward to the spring and summer selling seasons, we are very confident in our new assortments which start to arrive in stores this week as the seasonal clearance event winds down.”

ICR XChange Investor Conference

The Company today announces that it is participating in the ICR XChange Investor Conference being held January 11-13, 2011 at The St. Regis Monarch Beach in Dana Point, California. Cary Turner, Executive Vice President and Chief Financial Officer of the Company, is scheduled to give a presentation on Wednesday, January 12, 2011.

Fourth Quarter and Fiscal 2011 Year-End Results

The Company will announce fourth quarter sales for the period ending February 26, 2011 on March 3, 2011. The Company will announce fourth quarter and fiscal 2011 year-end results for the period ending February 26, 2011 on April 7, 2011 and will host a conference call later that morning to discuss the results.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risk factors contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400